EXHIBIT 99.1

FOR RELEASE on November 13, 2017

Viking Executes Agreement to Acquire Oil & Gas Company (Estimated PDP Reserves ≥ $16.3mm)

NEW YORK, NY-- (Marketwired – November 13, 2017) - Viking Energy Group, Inc. (“Viking”) (OTCQB: VKIN) is pleased to announce that it entered into an agreement to acquire all of the issued and outstanding membership units of a privately-owned company with conventional producing oil & gas assets with development potential as further described below.

The target company is the same company referenced in the press release issued by Viking on June 23, 2017, and in Viking’s Current Reports on Form 8-K filed on June 26, 2017 and August 2, 2017 with the Securities and Exchange Commission and available under "Investors -- SEC Filings" at www.vikingenergygroup.com.

The features of the target company and its assets include the following:

•	Working interest in multiple oil and gas fields across Texas, Louisiana and Mississippi.

•	Current production is approx. 350 (net) BOEPD (75% oil).

•	Leases to 11,629 gross acres / 9,360 net acres.

•	Conventional oil and gas prospects utilizing several hundred miles of 3D seismic data, proprietary seismic reprocessing, and AVO analysis of the final data.

•	Multiple up dip proven field locations have been high-graded and can be drilled and completed.

•	Estimated value of proved producing reserves (PDP) on a PV9 basis, with NYMEX commodity pricing as of October 2017, was approx. $16.3 million.

•	A Management team with deep experience in Petroleum Engineering and Geophysics, in addition to a Certified Professional Landman and other personnel. Individuals in key positions have over 100 years’, collectively, gulf coast experience in the energy sector.

The target company also has utilized 3D seismic data for the majority of the assets being acquired and has identified and vetted numerous future drilling locations (mainly “infill drilling” and “behind pipe”) as part of a multi-year drilling program.

In exchange for 100% ownership of the target company, Viking is to: (i) pay a $3 million cash payment on closing; (ii) issue the seller 2,000,000 common shares in the capital stock of Viking; and (iii) grant the seller a 1.5% over-riding royalty interest on: (a) all existing oil & gas leases of the target company or its affiliates; and (b) all new oil & gas wells drilled on certain prospects already identified by the target company, expiring on October 31, 2020.

The scheduled closing date of the transaction is on or before December 22, 2017.

The completion of the transaction is conditional upon Viking securing financing to satisfy the cash component to be paid to the seller on closing. There is no guaranty that such condition will be satisfied. Viking intends to secure such funds from a commercial bank and/or investment fund experienced in the Energy sector. Viking has an existing relationship with an energy-focused commercial bank (with offices in Kansas, Oklahoma and Texas) which is a possible source of funding, although there is no guaranty in that regard. It is anticipated that any loan, if approved, will be made directly to the target company, subject to Viking being the 100% owner thereof, and secured by a first-ranking security interest against the assets of the target company (separate from other assets of Viking, including the shares of Viking’s wholly-owned subsidiaries, Mid-Con Petroleum, LLC and Mid-Con Drilling, LLC).

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About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in North America. The company owns oil and gas leases in Kansas, Missouri and Alberta. Viking targets under-valued assets with realistic appreciation potential.

Safe Harbor Statement:

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

For additional information please contact:

James A. Doris, President and C.E.O.

Viking Energy Group, Inc.

1330 Avenue of the Americas, Suite 23A

New York, NY 10019

Email: jdoris@vikingenergygroup.com

www.vikingenergygroup.com

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